Exhibit 10.2

FIRST AMENDMENT TO
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, The Hershey Company (the “Company”) has entered into an Amended and Restated Executive Employment Agreement, dated as of October 2, 2007 (the “Agreement”) with David J. West (“Executive”);

WHEREAS, the Agreement provides for Executive’s participation in The Hershey Company Executive Benefits Protection Plan (Group 3A) (Amended and Restated as of October 2, 2007) (the “EBPP”);

WHEREAS, the Board of Directors of the Company (the “Board”) approved the amendment of the EBPP, effective February 13, 2008, to reduce the severance benefits payable under the Plan with respect to the qualifying termination of employment after a change in control of the Company;

WHEREAS, the Board also approved a corresponding amendment to the Agreement; and

WHEREAS, this Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with the provisions of this Amendment.

NOW, THEREFORE, BE IT RESOLVED that, the Agreement is hereby amended, effective February 13, 2008, by amending Section 6, Change in Control, to read as follows:

“6.           Change in Control.  In the event of a Change in Control (as defined in the EBPP), the rights and obligations of Employer and the Executive, including, without limitation, rights and obligations upon termination of Executive’s employment, shall be governed by the EBPP, as amended from time to time, subject to the following provisions of this Section 6.  If any item of compensation or benefit is provided under this Agreement, or under any other plan, agreement, program or arrangement of Employer (other than the EBPP) which is more favorable to Executive than the corresponding item of compensation or benefit under the EBPP, or if an item of compensation or benefit is provided under this Agreement, or under such other plan, agreement, program or arrangement, but not under the EBPP, such item of compensation or benefit shall be provided in accordance with the terms of this Agreement or such other plan, agreement, program or arrangement.  In no event, however, shall Executive be entitled to duplication as to any item of compensation or benefit that is provided under both this Agreement (or such other plan, agreement, program or arrangement) and the EBPP.  In addition, for purposes of Section 3.4 of the EBPP, payments under or pursuant to this Agreement or any other payment with regard to the Employer that would be treated as a “parachute payment” under Q/A 2 of Treasury Regulation 1.280G-1 shall be deemed to be under the EBPP and the Severance Period (as defined in the EBPP) for purposes of Sections 3.2.2 and 3.3.1 through 3.3.4 of the EBPP shall be 36 months, or if less, the number of months until the Executive’s

Mandatory Retirement Age (as defined in the EBPP), but not less than 12 months.”

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily have executed this Amendment to be effective as of February 13, 2008.

/s/ David J. West David J. West	THE HERSHEY COMPANY By: /s/ Burton H. Snyder Burton H. Snyder Senior Vice President, General Counsel and Secretary